UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Consent Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☒	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VITACOST.COM, INC.

(Name of Registrant as Specified in its Charter)

GREAT HILL INVESTORS, LLC

GREAT HILL EQUITY PARTNERS III, L.P.

GREAT HILL EQUITY PARTNERS IV, L.P.

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY CONSENT STATEMENT—SUBJECT TO COMPLETION

CONSENT STATEMENT

OF

GREAT HILL INVESTORS, LLC,

GREAT HILL EQUITY PARTNERS III, L.P.

and

GREAT HILL EQUITY PARTNERS IV, L.P.

This consent statement (“Consent Statement”) and the enclosed WHITE consent card are being furnished by Great Hill Investors, LLC (“GHI”), Great Hill Equity Partners III, L.P. (“GHEPIII”) and Great Hill Equity Partners IV, L.P. (“GHEPIV”) in connection with the solicitation of written consents from the holders of shares of common stock, par value $0.00001 per share (the “Common Stock”), of Vitacost.com, Inc., a Delaware corporation (the “Company”), to take the following actions (each, a “Proposal” and collectively, the “Proposals”) without a meeting of stockholders as authorized by the General Corporation Law of the State of Delaware (the “DGCL”). GHI, GHEPIII and GHEPIV are collectively referred to as “Great Hill.”

Proposal 1.	Amend Article IV, Section 4.3 of the Amended and Restated Bylaws of the Company (the “Bylaws”) in order to allow the stockholders to fill any vacancies, however caused, on the Board of Directors of the Company (the “Board”).

Proposal 2.	Remove, without cause, the following four members of the Board (and any person or persons, other than those elected by this consent solicitation, elected, appointed or designated by the Board to fill any vacancy or newly created directorship on or after May 11, 2010 and prior to the time that any of the actions proposed to be taken by this consent solicitation become effective): Eran Ezra, Stewart L. Gitler, David N. Ilfeld, M.D. and Lawrence A. Pabst, M.D.

Proposal 3.	Elect Christopher S. Gaffney, Mark A. Jung, Michael A. Kumin and Jeffrey M. Stibel (each, a “Nominee” and collectively, the “Nominees”) to serve as directors of the Company until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Detailed information concerning the Proposals is set forth under the caption “The Proposals.”

Great Hill believes that the Proposals, if adopted, will provide the stockholders of the Company with new directors who are highly qualified individuals with experience serving on the boards of directors of public companies and in the Internet, eCommerce and direct marketing sectors. Great Hill’s reasons for the consent solicitation are set forth under the caption “Great Hill’s Reasons for the Consent Solicitation.” If elected, the Nominees will constitute a majority of the Board.

The Bylaws do not currently permit the Company’s stockholders to fill vacancies on the Board, other than if there are no directors remaining on the Board. Accordingly, Proposal 2 and Proposal 3 are subject to, and conditioned upon, the adoption of Proposal 1. If Proposal 1, which will amend the Bylaws to allow stockholders to fill any vacancies, however caused, on the Board, is not approved, stockholders will be unable to fill any vacancies on the Board regardless of the outcome of this consent solicitation related to Proposal 2 or Proposal 3. Although neither Proposal 2 nor Proposal 3 are subject to, or conditioned upon, the adoption of the other, if none of the existing members of the Board are removed pursuant to Proposal 2, there will be no vacancies to fill and none of the Nominees can be elected pursuant to Proposal 3. Accordingly, Great Hill will not be seeking to elect

i

the Nominees pursuant to Proposal 3 unless the stockholders also approve the removal, without cause, of one or more of the existing members of the Board.

Pursuant to the DGCL, each Proposal will become effective when written consents of stockholders holding a majority of the issued and outstanding shares of Common Stock are delivered to the Company. For additional information regarding the consent solicitation, see the information set forth under the caption “Consent Procedures.”

Great Hill is the beneficial owner of an aggregate of 5,419,697 shares of Common Stock, representing approximately 19.6% of the issued and outstanding Common Stock as of [—], 2010, the record date for this consent solicitation (the “Record Date”). Great Hill intends to deliver consents in favor of the adoption of each of the Proposals with respect to all such shares.

Great Hill, the Nominees and certain employees of Great Hill (each, a “Participant” and collectively, the “Participants”) are participants in this consent solicitation. Additional information concerning the Nominees is set forth under the caption “The Proposals—Proposal 3: Election of the Nominees,” and additional information concerning the Participants is set forth in Annex A.

THIS CONSENT SOLICITATION IS BEING MADE BY GREAT HILL AND NOT BY OR ON BEHALF OF THE COMPANY OR THE BOARD. GREAT HILL IS ASKING THE STOCKHOLDERS OF THE COMPANY TO ACT BY WRITTEN CONSENT WITH RESPECT TO THE PROPOSALS ON THE ACCOMPANYING WHITE CONSENT CARD.

A consent solicitation is a process that allows a company’s stockholders to act by submitting written consents to any proposed stockholder action in lieu of voting in person or by proxy at an annual or special meeting of stockholders. In contrast to an annual or special meeting, where a proposed action may only require the approval of a majority of the shares present and entitled to vote at the meeting (assuming a quorum is present), pursuant to the DGCL proposed actions in a consent solicitation require the approval of a majority of the issued and outstanding shares of Common Stock.

If you take no action, it is effectively a vote against the Proposals. Please sign, date and return the enclosed WHITE consent card in the postage-paid envelope provided.

This Consent Statement is dated [— ], 2010 and is first being mailed to stockholders, along with the enclosed WHITE consent card, on or about [—], 2010.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD

IN THE POSTAGE-PAID ENVELOPE PROVIDED.

IMPORTANT INFORMATION REGARDING THIS CONSENT SOLICITATION

Your prompt action is important. Great Hill urges you to sign, date and return the enclosed WHITE consent card in the postage-paid envelope provided. Your consent is important, no matter how many or how few shares you own. Please send in your WHITE consent card today. You must sign and date the WHITE consent card in order for it to be valid.

For additional information or assistance, please contact MacKenzie Partners, Inc., the firm assisting Great Hill in the solicitation of consents:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Phone: 800-322-2885

ii

iii

QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION

The following are some questions that you, as a stockholder of the Company, may have about this consent solicitation and the answers to those questions. The following is not meant to be a substitute for the information contained in the remainder of this Consent Statement, and the information contained below is qualified by the more detailed descriptions and explanations contained elsewhere in this Consent Statement. Great Hill urges you to read this entire Consent Statement (including the annexes) carefully before deciding on whether to grant any consent.

Q:	Who is making the solicitation?

A:	Consents are being solicited by Great Hill. Great Hill is the Company’s largest stockholder, with beneficial ownership of an aggregate of 5,419,697 shares of Common Stock, representing approximately 19.6% of the issued and outstanding Common Stock as of the Record Date. Great Hill and its affiliates are a Boston-based investment firm with $2.7 billion under management focused on growth companies under $1 billion in enterprise value. Additional information about Great Hill is set forth under the caption “About Great Hill.”

Q:	What is Great Hill asking the stockholders to consent to?

A:	Great Hill is asking stockholders to consent to the following three proposals:

•	Proposal 1 seeks to amend the Bylaws to allow stockholders to fill any vacancies, however caused, on the Board.

•

Proposal 2 seeks to remove, without cause, four current members of the Board (and any person or persons, other than those elected by this consent solicitation, elected, appointed or designated by the Board to fill any vacancy or newly created directorship on or after May 11, 2010 and prior to the time that any of the actions proposed to be taken by this consent solicitation become effective).

•	Proposal 3 seeks to replace the directors removed pursuant to Proposal 2 with the Nominees.

For detailed information on the Proposals, see the section captioned “The Proposals.”

The Bylaws do not currently permit the Company’s stockholders to fill vacancies on the Board, other than if there are no directors remaining on the Board. Accordingly, Proposal 2 and Proposal 3 are subject to, and conditioned upon, the adoption of Proposal 1. If Proposal 1, which will amend the Bylaws to allow stockholders to fill any vacancies, however caused, on the Board, is not approved, stockholders will be unable to fill any vacancies on the Board regardless of the outcome of this consent solicitation related to Proposal 2 or Proposal 3. Although neither Proposal 2 nor Proposal 3 are subject to, or conditioned upon, the adoption of the other, if none of the existing members of the Board are removed pursuant to Proposal 2, there will be no vacancies to fill and none of the Nominees can be elected pursuant to Proposal 3. Accordingly, Great Hill will not be seeking to elect nominees pursuant to Proposal 3 unless the stockholders also approve the removal, without cause, of one or more of existing members of the Board.

Q:	Why is Great Hill soliciting stockholder consents?

A:	Great Hill is soliciting your consent because it believes that the Board has overseen significant erosion in stockholder value since the Company’s initial public offering. Great Hill believes that a primary reason for the Company’s poor performance is a Board comprised of directors with little, if any, public company or Internet, eCommerce or direct marketing experience. Great Hill has little confidence that the Board, as currently comprised, has the ability or willingness to effectively oversee the Company’s growth strategy or serve as an effective overseer of, and partner with, the Company’s management, both of which Great Hill believes are necessary in order to enhance stockholder value. Great Hill believes that stockholders need to take action now to protect the value of their investment and to help prevent any further loss of stockholder value under the current Board. Additional information concerning the background to, and Great Hill’s reasons for, this consent solicitation is set forth under the captions “Background of the Consent Solicitation” and “Reasons for the Consent Solicitation,” respectively.

Q:	Who are the Nominees?

A:	The Nominees, Christopher S. Gaffney, Mark A. Jung, Michael A. Kumin and Jeffrey M. Stibel, are each highly qualified individuals with experience serving on the boards of directors of public companies and in the Internet, eCommerce and direct marketing sectors specifically. Great Hill believes that each of the Nominees is independent of the Company under the listing standards of The NASDAQ Stock Market, LLC (“NASDAQ”) and is not currently affiliated with the Company or any of its subsidiaries. The principal occupation and business experience of each Nominee is set forth under the caption “The Proposals—Proposal 3: Election of Nominees.”

Q:	Who can give a written consent to the Proposals?

A:	If you are a record owner of shares of Common Stock (that is, you hold your shares in your name on the books and records of the Company) as of the close of business on the Record Date, you have the right to consent to the Proposals. If your shares are held in “street name” in the name of a bank, brokerage firm, dealer, trust company or other nominee, only it can execute a consent representing your shares and only on receipt of your specific instructions. If you are a stockholder of record as of the Record Date, you will retain your right to grant a consent in favor of the Proposals even if you sell your shares of Common Stock after the Record Date.

Q:	How many consents must be granted in favor of the Proposals to adopt them?

A:	The Proposals will be adopted and become effective when written, unrevoked consents signed by the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date (so long as such delivery is within 60 calendar days of the date of the earliest dated consent delivered to the Company) are delivered to the Company. Based on information publicly disclosed by the Company, as of the Record Date, there were [—] shares of Common Stock issued and outstanding. Accordingly, the consent of the holders of at least [—] shares of Common Stock is necessary to adopt the Proposals.

Q:	When is the deadline for submitting consents?

A:	Great Hill urges you to submit your consent as soon as possible so that its Nominees can be seated on the Board as soon as possible and begin their efforts to effect change at the Company. In order for the Proposals to be adopted, the Company must receive the written, unrevoked consents of a sufficient number of stockholders within 60 calendar days of the date of the earliest dated consent delivered to the Company. We urge you to act promptly to ensure that your consent will count.

Q:	What should I do to consent?

A:	Sign, date and return the enclosed WHITE consent card in the postage-paid envelope provided. In order for your consent to be valid, your WHITE consent card must be signed and dated.

Additional information about submitting a written consent is set forth under the caption “Consent Procedures.”

Q:	What if I do nothing?

A:	If you are a record holder and do not sign, date and return a WHITE consent card, you will effectively be voting AGAINST the Proposals. If you hold your shares in “street name” and do not contact your bank, brokerage firm, dealer, trust company or other nominee to ensure that a WHITE consent card is submitted on your behalf, you will effectively be voting AGAINST the Proposals.

Q:	What should I do if I decide to revoke my consent?

A:

You may revoke a signed and dated consent card at any time before the authorized action becomes effective by signing, dating and delivering a written revocation. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a signed and subsequently dated consent card will constitute a revocation of any earlier consent. The revocation may be delivered either to Great Hill in care of MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, or such address as the Company may provide. Although a revocation is effective if delivered to the Company, Great Hill requests that you mail or deliver either the originals or copies of all revocations of consents to MacKenzie Partners, Inc. at the address above. This will allow Great Hill to be aware of all revocations and more accurately determine if and when consents to the Proposals have been received from the requisite holders of record as of the Record Date.

Q:	Whom should I contact if I have questions about the solicitation?

A:	Please call or write MacKenzie Partners, Inc., the firm assisting Great Hill in this solicitation, at:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Phone: 800-322-2885

IMPORTANT

Regardless of how many shares of Common Stock you own, your vote is very important. Please sign, date and return the enclosed WHITE consent card. GREAT HILL RECOMMENDS THAT YOU CONSENT TO ALL OF THE PROPOSALS.

Please return each WHITE consent card that you receive since each account must be consented separately.

ABOUT GREAT HILL

Great Hill and its affiliates are a Boston-based investment firm with $2.7 billion under management focused on growth companies under $1 billion in enterprise value. Great Hill’s strategy is to be an active, long-term partner with growing companies and their management teams to help them grow and expand their businesses in order to reach their full potential. Great Hill has invested in a number of companies in the Internet and consumer services sectors, including BuscaPé.com, Inc., a leading eCommerce platform in Latin America (“BuscaPé.com”); IGN Entertainment, Inc., a community-based Internet media and commerce company for video gaming (“IGN”); Evolve Media Corp., a branded online advertising network; Spark Networks, Inc., publicly-traded provider of subscription-based online personals (“Spark Networks”); Jobing.com, a provider of online recruitment services with a locally focused strategy; and Freightquote.com, an Internet-based logistics provider. The principals of Great Hill have years of middle market investment experience that spans 100 portfolio companies, 250 consolidating acquisitions and over $5 billion of arranged portfolio financings.

Great Hill is the Company’s largest stockholder and the beneficial owner of an aggregate of 5,419,697 shares of Common Stock, representing approximately 19.6% of the outstanding Common Stock as of the Record Date. Great Hill invested in the Company because it believes that there is significant potential for the creation of stockholder value through the Company’s long-term growth strategy as an independent online retailer of vitamins, nutritional supplements and related products.

BACKGROUND OF THE CONSENT SOLICITATION

In early 2008, representatives of Great Hill met with representatives of the Company to discuss a possible investment by Great Hill in connection with a recapitalization of the Company and to meet the Company’s funding needs for its manufacturing in-sourcing initiative. Although interested in the Company and its business model, Great Hill ultimately elected not to proceed with an investment at that time.

On September 23, 2009, the Company consummated its initial public offering pursuant to which the Company and certain selling stockholders sold an aggregate of 11 million shares of Common Stock at a price of $12 per share.

Following its initial introduction to the Company in early 2008, Great Hill continued to track the Company’s progress, including the period following its initial public offering, and in December 2009, representatives of Great Hill met with representatives of the Company to evaluate the possibility of Great Hill purchasing shares of Common Stock from certain of the Company’s major insider stockholders. During these discussions, representatives of the Company expressed concern over the large number of shares that would be released from the “lockup” granted to the underwriters in the Company’s initial public offering in March 2010, and the potentially negative effect that sales of these shares in the open market (or the perception of such sales) could have on the Company’s stock price. Representatives of Great Hill discussed with representatives of the Company ways in which Great Hill could help to ensure an orderly disposition of these “lockup” shares.

In January 2010, representatives of Great Hill approached Wayne Gorsek, one of the Company’s founders and its former Chief Operations Architect, about acquiring some or all of his shares of Common Stock. At the time, Mr. Gorsek beneficially owned approximately 4.8 million shares of Common Stock, representing approximately 17.4% of the outstanding Common Stock. During the course of its discussions with Mr. Gorsek, Great Hill identified two other stockholders interested in selling their shares of Common Stock.

At various times in January and February 2010, representatives of Great Hill discussed with representatives of the Company ways in which Great Hill could acquire shares of Common Stock from certain of the Company’s major insider stockholders prior to the expiration of the underwriters “lockup” in March 2010. During these discussions, representatives of Great Hill conveyed their belief to representatives of the Company that, as part of any purchase of a significant stake in the Company, Great Hill would require certain governance rights, including, among other things, the right to designate certain members of the Board.

On March 23, 2010, Great Hill announced that it had acquired an aggregate of 5,419,697 shares of Common Stock, representing approximately 19.7% of the outstanding Common Stock at that time, from Mr. Gorsek and two other stockholders. Also on March 23, 2010, Great Hill filed a statement on Schedule 13D with the SEC disclosing the acquisition of the shares of Common Stock from Mr. Gorsek and two other stockholders and stating that it had previously had discussions with the Company about obtaining certain Board nomination rights and other communication and participation rights for Great Hill so long as its ownership of Common Stock was maintained at a certain level. The Schedule 13D also disclosed that no agreement had been reached with the Company with respect to such matters and that Great Hill might continue to communicate with the Board, and begin communicating with other stockholders, regarding operational, strategic, financial or governance matters or otherwise work with management and the Board with a view to maximizing stockholder value.

On March 24, 2010, the Company announced that the Board had adopted a stockholder rights plan (the “Rights Plan”) (commonly referred to as a “poison pill”) pursuant to which the Board declared a dividend distribution of one preferred stock purchase right for each outstanding share of Common Stock held by stockholders of record as of the close of business on March 24, 2010.

On March 25, 2010, representatives of Great Hill contacted representatives of the Company to discuss Great Hill’s disappointment regarding the Company’s adoption of the Rights Plan and Great Hill’s belief that the Rights Plan was unnecessary in light of Great Hill’s repeated assurances that it was not interested in acquiring control of the Company. During this discussion, representatives of Great Hill suggested that it would be appropriate for the Board to reconsider its decision to adopt the Rights Plan.

In late March and into April, 2010, representatives of Great Hill made repeated attempts to arrange a meeting with representatives of the Company. After repeated requests, the Company agreed to make its Chairman, Stuart L. Gitler, and Chief Executive Officer, Ira Kerker, available for a meeting with representatives of Great Hill in late April 2010.

On April 20, 2010, the Company announced meaningfully reduced revenue and earnings guidance for the first quarter of 2010 and full year 2010.

Later on April 20, 2010, Messrs. Kumin and Gaffney met with Messrs. Gitler and Kerker to discuss Great Hill’s views with respect to the Rights Plan, as well as the Company’s first quarter 2010 results and revised full year 2010 guidance. During this meeting, Messrs. Kumin and Gaffney stated that Great Hill believed that the Board should be enhanced through the addition of one or more directors with public company and Internet, eCommerce or direct marketing experience, and that certain of the current directors should not stand for re-election at the Company’s 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”). Messrs. Kumin and Gaffney also stated that if an agreement could not be reached with the Company, Great Hill was considering nominating one or more candidates for election to the Board at the 2010 Annual Meeting.

At various points from April 20, 2010 to April 30, 2010, representatives of Great Hill and representatives of the Company discussed the composition of the Board and the possibility that Great Hill would nominate one or more candidates for election to the Board at the 2010 Annual Meeting.

On April 30, 2010, Great Hill delivered a Notice of Nomination of Directors (the “Notice”) to the Company nominating the Nominees for election as directors in connection with the 2010 Annual Meeting. Also on April 30, 2010, Great Hill filed an amendment to its Schedule 13D to disclose (i) delivery of the Notice to the Company and (ii) that Great Hill was considering the possibility of calling a Special Meeting of Stockholders or conducting a consent solicitation, in each case for the purpose of, among other things, removing from office, without cause, certain of the current directors and electing in their place a slate of nominees to be proposed by the Reporting Persons.

Following submission of the Notice, representatives of Great Hill engaged in certain communications with representatives of the Company. After considering its options, Great Hill determined that immediate action is required in order to protect the value of its investment and, accordingly, determined to proceed with a consent solicitation in order to reconstitute a majority of the Board.

On May 11, 2010, Great Hill filed a preliminary consent solicitation statement in connection with this consent solicitation. Also on May 11, 2010, Great Hill delivered a letter to the Company requesting a complete list of the Company’s stockholders and other corporate records as permitted by the DGCL for the purpose of enabling Great Hill to communicate with the Company’s stockholders in connection with this consent solicitation. Great Hill amended its Schedule 13D on May 11, 2010 to disclose these actions.

REASONS FOR THE CONSENT SOLICITATION

Great Hill believes that the Board has overseen significant erosion in stockholder value since the Company’s initial public offering. Great Hill believes that a primary reason for the Company’s poor performance is a Board comprised of directors with little, if any, public company or Internet, eCommerce or direct marketing experience. Great Hill has little confidence that the Board, as currently comprised, has the ability or willingness to effectively oversee the Company’s growth strategy or serve as an effective overseer of, and partner with, the Company’s management, both of which Great Hill believes are necessary in order to enhance stockholder value. Great Hill believes that stockholders need to take action now to protect the value of their investment and to help prevent any further loss of stockholder value under the current Board.

Consider the following:

•

During the first quarter of 2010—less than a year after going public—the Company suffered a “manufacturing logistics issue” at its Lexington, North Carolina plant, resulting in up to $1.2 million in revenue shifting from the first quarter to the second quarter of 2010. According to the Company, it hopes to resolve this problem by the end of the second quarter.

•

The Company experienced declines in gross margins during the first quarter of 2010 due to increases in shipping expenses and an unfavorable shift in revenue mix between third party and proprietary products as compared to prior periods.

•

Since December 2009, three different individuals have had oversight of the Company’s manufacturing operations. Presently, Ira Kerker, the Company’s Chief Executive Officer, is directly responsible for this vital aspect of the Company’s business.

•

In the complete absence of a takeover threat and despite assurances from Great Hill that it had no intention of seeking to acquire the Company, the Board adopted the Rights Plan and announced that it has no intention of seeking stockholder approval of such plan for approximately two years—and may not ever seek stockholder approval of the plan. In addition, the Board amended the employment agreements with the Company’s four top executives to provide for generous severance benefits in the event of a “change in control” of the Company or the executive terminates his or her employment for “good reason.” These benefits were awarded by the Board less than 30 days before the Company would report meaningfully reduced revenue and earnings guidance for the first quarter of 2010 and full year 2010.

Given the items set forth above, it is perhaps not surprising that the Company—even though it has been public for less than a year—has already seen its stock price meaningfully decline below the per share price at which the Company went public. In fact, since going public at $12.00 per share, the Company’s share price has fallen over 28% as of the close of trading on May 10, 2010, a period of less than one year.

As the Company’s largest stockholder, Great Hill believes in the Company and its potential—and has invested over $60 million in acquiring shares of Common Stock in support of that belief. Great Hill has nominated four highly qualified individuals because it believes that the election of the Nominees will address the most pressing issue facing the Company: an inexperienced Board with little, if any, public company or Internet, eCommerce or direct marketing experience.

Great Hill Believes that the Current Members of the Board Lack

Experience Meaningful to their Stewardship of the Company

According to their own biographies, none of current Board members are or have recently been directors of a public company. Additionally, other than their experience with the Company, none of the current Board members have meaningful Internet, eCommerce or direct marketing experience.

Great Hill Believes that its Nominees Have the Experience Necessary to Help the Company Grow

The Nominees have over 60 years of combined experience in the Internet, eCommerce and direct marketing industries. Each of the Nominees has also served on the board of directors of at least one other public company. Great Hill believes that the experience of the Nominees would prove invaluable in addressing the issues facing the Company.

For example:

•

Mr. Gaffney has over 20 years of experience as an investor in early stage, high growth companies, with a particular emphasis on the media, Internet, and business and consumer services sectors. Mr. Gaffney currently serves on the board of directors of LECG Corporation, a publicly-traded provider of professional services, and in the past has served on the boards of directors of numerous public and private companies, including BuscaPé.com and IGN.

•

Mr. Jung has been involved with Internet and technology companies for over 20 years. He is the former Chief Executive Officer of IGN, a leading Internet and media services provider that was acquired by News Corporation. Until recently, he was the Chief Executive Officer of Vudu, Inc., a provider of interactive TV services that was acquired by Wal-Mart Stores, Inc. He currently serves on the board of directors of 3PAR Inc., a publicly-traded provider of data storage systems, and previously served on the board of directors of Limelight Networks, Inc., a publicly-traded provider of high-performance content delivery network services.

•

Mr. Kumin has nearly 15 years of experience as an executive and investor in public and private companies, with a particular emphasis on companies in the media, Internet, and business and consumer services sectors. He currently serves on the board of directors of Spark Networks, and in the past has served on the boards of directors of numerous private companies, including BuscaPé.com and IGN.

•

Mr. Stibel has been involved with Internet and eCommerce companies for over 14 years, including serving as a senior executive at several publicly-traded companies in the Internet space, such as Web.com Group, Inc. and United Online, Inc. He currently serves on the board of directors of Autobytel Inc., and previously served on the boards of directors of Web.com Group, Inc. and its predecessors, all of which were publicly-traded providers of website building tools, online marketing, lead generation, eCommerce and technology solutions.

Plans for the Company

If elected, the Nominees will seek to:

•	Ensure the Company’s growth and expansion plans are properly implemented without further disruption to ongoing operations.

•

Leverage their professional network of relationships throughout the Internet, eCommerce and direct marketing sectors to identify select additional hires to bolster the Company’s existing management team.

•	Bring their deep experience with technology and Internet companies to the boardroom in support of the Company and its management.

•	Redeem the Rights Plan.

Great Hill firmly believes that the Board needs directors with relevant and deep experience serving on the boards of directors of public companies and in the Internet, eCommerce and direct marketing sectors specifically. In Great Hill’s opinion, the election of the Nominees will do much to help the Board address those needs.

If all of the Nominees are not elected, the Nominees that are elected will represent a minority of the Board. In such instance, the Nominees that are elected will not alone be able to cause the Company to take any action.

However, such Nominees expect to be able to actively engage other Board members in full discussion of the issues facing the Company and resolve them together. By utilizing their respective experiences and working constructively with the existing remaining Board members, such Nominees believe that they can effect positive change at the Company.

Great Hill’s Future Relationship with the Company

Great Hill has no plans to acquire the Company and is not, as a result of this consent solicitation, seeking a controlling position in the Common Stock. In fact, Great Hill is subject to the provisions of Delaware’s “interested stockholder” statute (Section 203 of the DGCL), which prohibits a Delaware corporation, such as the Company, from engaging in any business combination with an “interested stockholder” unless, among other things, on or subsequent to the date of the transaction, the business combination is approved by the board of directors and, at an annual or special meeting of stockholders (and not in an action by written consent), by the affirmative vote of at least 66 2/3 % of the outstanding Common Stock that is not owned by the “interested stockholder.” Great Hill and its affiliates are considered to be an “interested stockholder” for purposes of this statute, meaning that any acquisition of the Company by Great Hill or its affiliates would require the affirmative vote of at least 66 2 /3% of the outstanding Common Stock that is not owned by Great Hill and its affiliates. Great Hill and its affiliates are bound by these restrictions until March 23, 2013 and there is nothing that Great Hill, the Company or the Board (regardless of who is then serving on the Board) can do to lift or otherwise render these restrictions inapplicable to Great Hill or its affiliates.

Great Hill wants to be a constructive and engaged partner with the Board, the Company’s management and the Company’s stockholders in growing the Company with an eye toward enhancing stockholder value. In addition to the restrictions imposed on Great Hill by Delaware law described above, Great Hill is willing, subject to the negotiation of a mutually acceptable agreement, to make the following commitments in relation to its ownership of Common Stock:

•

If Great Hill acquires, either directly or indirectly, in excess of 30% of the Common Stock (including as a result of share repurchases or recapitalizations), then Great Hill will vote or consent all of its shares of Common Stock exceeding such amount in proportion to the votes cast or consents given by the Company’s stockholders not affiliated with Great Hill (subject to certain exceptions, such as a merger or solicitation of proxies or consents).

•

Great Hill and its affiliates will agree to an indefinite prohibition on affiliate transactions unless such transactions are approved by a majority of the members of the Board not affiliated with, or nominated by, Great Hill.

THE PROPOSALS

Great Hill is soliciting consents from the Company’s stockholders in support of the following Proposals:

Proposal 1—Amend the Bylaws to Allow Stockholders to Fill Vacancies on the Board

Proposal 1 is an amendment to Article IV, Section 4.3 of the Bylaws to allow the stockholders to fill any vacancies, however caused, on the Board and provide that only stockholders are entitled to fill vacancies on the Board created as a result of the removal of a director by stockholders. Presently, Article IV, Section 4.3 of the Bylaws allows stockholders to fill vacancies on the Board only if there are no directors remaining. Section 109(a) of the DGCL and Article XIV, Section 14.1 of the Bylaws permit the Company’s stockholders to amend the Bylaws by a majority of the voting power of all of the outstanding shares of Common Stock (the same voting requirement as is necessary for stockholders to take action by written consent).

Article IV, Section 4.3 presently reads as follows:

“Section 4.3. Vacancies. Except as provided in the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock), newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors, though less than a quorum, and shall not be filled by the stockholders unless there are no directors remaining on the Board of Directors.”

Proposal 1 would amend Article IV, Section 4.3 of the Bylaws to read as follows (deletions are indicated by strikeouts and additions are indicated by underlines):

“Section 4.3. Vacancies. Except as provided in the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock), newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled ~~only~~ by a majority vote of the directors, though less than a quorum, ~~and shall not~~or by the stockholders; provided, however, that any vacancy occurring as a result of a director being removed from office by the stockholders shall only be filled by the stockholders ~~unless there are no directors remaining on the Board of Directors~~.”

Proposal 2 and Proposal 3 are subject to, and conditioned upon, the adoption of Proposal 1. If Proposal 1 is not approved, stockholders will be unable to fill any vacancies on the Board regardless of the outcome of the consent solicitation related to Proposal 2 or Proposal 3.

GREAT HILL URGES YOU TO CONSENT TO PROPOSAL 1.

Proposal 2—Removal of Certain Directors

Proposal 2 is to remove, without cause, the following four members of the Board (and any person or persons, other than those elected by this consent solicitation, elected, appointed or designated by the Board to fill any vacancy or newly created directorship on or after May 11, 2010 and prior to the time that any of the actions proposed to be taken by this consent solicitation become effective): Eran Ezra, Stewart L. Gitler, David N. Ilfeld, M.D. and Lawrence A. Pabst, M.D. According to the Company’s filings with the SEC, the following seven persons are currently members of the Board: Eran Ezra, Stewart L. Gitler, David N. Ilfeld, M.D., Allen S. Josephs, M.D., Ira P. Kerker, Lawrence A. Pabst, M.D. and Robert G. Trapp, M.D.

Section 141(k) of the DGCL provides that any director or the entire board of directors of a corporation may be removed, with or without cause, by holders of a majority of the shares then entitled to vote at an election of directors (the same voting requirement as is necessary for stockholders to take action by written consent), except in certain cases involving corporations with classified boards or cumulative voting for directors. Because the Board is not classified and the Company does not have cumulative voting for directors, stockholders may remove members of the Board, without cause, pursuant to this consent solicitation.

Proposal 2 is subject to, and conditioned upon, the adoption of Proposal 1. Although neither Proposal 2 nor Proposal 3 are subject to, or conditioned upon, the adoption of the other, if none of the existing members of the Board are removed pursuant to Proposal 2, there will be no vacancies to fill and none of the Nominees can be elected pursuant to Proposal 3. Accordingly, Great Hill will not be seeking to elect the Nominees pursuant to Proposal 3 unless the stockholders also approve the removal, without cause, of one or more of existing members of the Board.

GREAT HILL URGES YOU TO CONSENT TO PROPOSAL 2.

Proposal 3—Election of the Nominees

Proposal 3 is to elect the four Nominees to serve as directors of the Company until the next annual meeting of stockholders and until their successors are duly elected and qualified. If Proposal 1 and Proposal 2 are approved, Great Hill has nominated four highly qualified individuals to fill the available seats on the Board, and if the Nominees are elected, they and Allen S. Josephs, M.D., Ira P. Kerker and Robert G. Trapp, M.D will constitute the membership of the Board. See the information set forth under the caption “Consent Procedures” for further details relating to the election of the Nominees if fewer than four existing directors are removed pursuant to Proposal 1.

The Nominees have furnished the following information regarding their principal occupations and certain other matters. The ages of the nominees are given as of May 1, 2010.

Christopher S. Gaffney, age 47, is a Managing Partner with, and one of the co-founders of, Great Hill Partners, LLC (“GHP”), a Boston-based investment firm with $2.7 billion under management focused on growth companies under $1 billion in enterprise value. Mr. Gaffney has been a Managing Partner at GHP since its founding in 1998, and in such position he shares responsibility for the general management, investment policy, fund raising and investor relations at GHP. He also continues to actively pursue new investments and manage portfolio companies. Prior to GHP, Mr. Gaffney served as an Associate, Principal, and General Partner for Media/Communications Partners, a predecessor organization to GHP. Mr. Gaffney began his career as a commercial lending officer for the First National Bank of Boston in the specialized media lending unit. Mr. Gaffney is a summa cum laude graduate of Boston College with a degree in Accounting and Economics. Mr. Gaffney serves on the board of directors of LECG Corporation, a publicly-traded provider of professional services, and previously served on the boards of directors of Spark Networks, Incentra Solutions, Inc., a publicly-traded provider of information technology services, and Haights Cross Communications, Inc., an educational and library publisher. He serves and has served on the boards of directors of numerous private companies, including BuscaPé.com and IGN.

A Managing Partner at a well-known investment firm with $2.7 billion under management, Mr. Gaffney has extensive experience in all phases of the lifecycles of growth companies, with a particular emphasis on companies in the media, Internet, and business and consumer services sectors. Mr. Gaffney will bring to the Board valuable experience and best practices garnered from his membership on numerous public and private company boards of directors.

Mark A. Jung, age 48, is an independent Internet industry consultant. From December 2007 to November 2008, Mr. Jung was the Chief Executive Officer of VUDU, Inc., a provider of interactive TV services. From November 2006 to December 2007, Mr. Jung was an independent Internet industry consultant. From January 2006 to November 2006, Mr. Jung was the Chief Operating Officer of Fox Interactive Media, a broad-based Internet media group that is part of News Corporation, and from January 1999 to January 2006, he was the Chief Executive Officer of IGN Entertainment, Inc., a community-based Internet media and services company for video gaming. From July 1997 to January 1999, Mr. Jung was an independent industry consultant to various companies. From February 1992 to July 1997, Mr. Jung co-founded and served as Chief Executive Officer and a director of Worldtalk Communications Corporation, an Internet security company. Mr. Jung holds a B.S. in electrical engineering from Princeton University and an M.B.A. from Stanford University. Mr. Jung serves on the board of directors of 3PAR Inc., a publicly-traded provider of data storage systems built for utility computing and the virtual datacenter, and previously served on the board of directors of Limelight Networks, Inc., a publicly-traded provider of high-performance content delivery network services. He serves and has served on the boards of directors of numerous private companies.

A Chief Executive Officer with two publicly-traded technology companies and a senior executive with several other Internet-focused businesses, Mr. Jung brings extensive breadth of knowledge and valuable insight to the Board. Mr. Jung’s operational experience at both large and small, and early and late stage, technology and Internet-focused businesses provides him with a unique insight into the issues and challenges facing the Company.

Michael A. Kumin, age 37, is a Partner with GHP, a Boston-based investment firm with $2.7 billion under management focused on growth companies under $1 billion in enterprise value. Mr. Kumin has served in a number of positions since joining GHP in 2002, and is presently a Partner responsible for originating and evaluating investment opportunities in the media, Internet, software, and business and consumer services sectors. Prior to joining GHP, Mr. Kumin served as a co-founder and Executive Vice President of Creative Planet, Inc., a venture-backed information and technology company targeting the entertainment industry. Before forming Creative Planet, he served as Executive Vice President of WMC Finance Co., a consumer finance company owned by Apollo Management, and as an Associate at Apollo Management, a $10 billion private investment partnership, where he worked with companies in a wide range of industries including media and communications, financial services and healthcare. Mr. Kumin began his investing career as an analyst with Goldman Sachs’ Whitehall funds, focusing on real estate and restructurings. Mr. Kumin graduated with honors from the Woodrow Wilson School of Public & International Affairs at Princeton University with a Bachelor of Arts. Mr. Kumin serves on the board of directors of Spark Networks. He serves and has served on the boards of directors of numerous private Internet companies, including BuscaPé.com and IGN.

Mr. Kumin has extensive experience as a board member of both public and private growth-oriented technology companies, and his knowledge of the media, Internet, software, and business and consumer services sectors will allow him to bring unique and valuable insights to the Board. He offers the Board a wealth of expertise, particularly in the areas of strategy, mergers and acquisitions, and corporate finance.

Jeffrey M. Stibel, age 36, is the Chairman of The Search Agency, an integrated online marketing firm, and has served in such capacity since June 2003. Since September 2009, he has also served as the Chief Executive Officer of Stibel Solutions, a consulting firm. From September 2007 to September 2009, Mr. Stibel was the President of Web.com Group, Inc., and from August 2005 to September 2007, he was President and Chief Executive Officer of Web.com, Inc. Web.com Group and Web.com are providers of website building tools, online marketing, lead generation, eCommerce and technology solutions. From 2000 to 2005, Mr. Stibel held various executive positions, including General Manager and Senior Vice President, at United Online, Inc., a provider of consumer products and services over the Internet. Mr. Stibel is the author of Wired for Thought: How the Brain Is Shaping the Future of the Internet, holds a Bachelor of Arts, with high honors, from Tufts University and a Master of Science from Brown University, and studied business at the Massachusetts Institute of Technology’s Sloan School of Management and was the recipient of the Brain and Behavior Fellowship while studying for his Ph.D. at Brown University. Mr. Stibel serves on the board of directors of Autobytel Inc., a publicly-traded provider of online consumer leads and marketing resources to auto dealers and manufacturers. Mr. Stibel previously served on the boards of directors of Web.com Group, Inc. and its predecessors Website Pros, Inc., Web.com, Inc. and Interland, Inc. (all of which are or were providers of technology solutions). He serves and has served on the boards of directors of numerous private companies and currently serves on the board of Brown University’s Entrepreneurship Program and Tufts University’s Gordon Center for Leadership.

Mr. Stibel has been both a founder and senior executive of several Internet-focused businesses, and has served on the boards of directors of numerous venture-backed and publicly-traded growth companies. He brings to the Board a wealth of operational and strategic expertise in the Internet sector, particularly in the areas of customer acquisition and direct marketing.

Great Hill believes that each of the Nominees is independent within the meaning of NASDAQ listing standards and is not currently affiliated with the Company or any of its subsidiaries. Consequently, Great Hill believes that if the Nominees are elected, a majority of the directors will be independent within the meaning of the NASDAQ listing standards, and there will be a sufficient number of independent directors to serve on the Board’s Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. If the Nominees are elected, the composition of the Board’s committees will be determined by the Board.

Great Hill reserves the right to nominate or substitute additional persons if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the Nominees. The nomination or substitution of additional persons as nominees by Great Hill in this consent solicitation is not subject to the advance notice provisions of the Bylaws.

Each of the Nominees has consented to being named as a nominee in this Consent Statement and to serve as a director of the Company if elected pursuant to this consent solicitation. Great Hill does not expect that any of the Nominees will be unable to stand for election to the Board or to serve as a director if elected. In the event that a vacancy in Great Hill’s slate of nominees should occur unexpectedly, Great Hill may appoint a substitute candidate that it selects. If Great Hill determines to add nominees because the Company expands the size of the Board subsequent to the date of this Consent Statement, Great Hill intends to supplement this Consent Statement.

There can be no assurance that if any of the Nominees are elected, the remaining members of the Board will serve with such Nominees.

If elected, the Nominees, together with the directors who are not removed, will be responsible for managing the business and affairs of the Company. Each director of the Company has an obligation under the DGCL to discharge his or her duties as a director on an informed basis, in good faith, with due care and in a manner the director honestly believes to be in the best interests of the Company and the stockholders. It is possible that circumstances may arise in which the interests of Great Hill, on the one hand, and the interests of other stockholders of the Company, on the other hand, may differ. In any such case, Great Hill expects the Nominees to fully discharge their obligations to the Company and its stockholders under Delaware law.

The Nominees will not receive any compensation from Great Hill for their services as directors of the Company if elected. Each of the Nominees, if elected, will be entitled to receive from the Company compensation paid by the Company to its non-employee directors. The compensation currently paid by the Company to its non-employee directors is described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 30, 2010 (the “Annual Report”).

Proposal 3 is subject to, and conditioned upon, the adoption of Proposal 1. Although neither Proposal 2 nor Proposal 3 are subject to, or conditioned upon, the adoption of the other, if none of the existing members of the Board are removed pursuant to Proposal 2, there will be no vacancies to fill and none of the Nominees can be elected pursuant to Proposal 3. Accordingly, Great Hill will not be seeking to elect the Nominees pursuant to Proposal 3 unless the stockholders also approve the removal, without cause, of one or more of existing members of the Board.

GREAT HILL URGES YOU TO CONSENT TO PROPOSAL 3.

CERTAIN EFFECTS OF THE CONSENT SOLICITATION

Based on information publicly disclosed by the Company, if the employment of Ira Kerker, Richard Smith, Sonya Lambert or Robert Hirsch (each, an “Executive”) is terminated following a Change in Control (as defined in the respective Executive’s employment agreement), either by the Company Without Cause (as defined in the respective Executive’s employment agreement) or by the executive for Good Reason (as defined in the respective Executive’s employment agreement), then the Executive is entitled to the following severance terms (in addition to any compensation and benefits accrued through such termination and 18 months of Company-paid continuation medical benefits) (1) for Mr. Kerker, if terminated Without Cause or for Good Reason within two years after a Change in Control, a lump sum payment equal to 2.99 times his then current base salary and 2.99 times the higher of (i) the average of the prior two years’ annual bonus and (ii) the prior year’s bonus; (2) for Mr. Smith, if terminated Without Cause or for Good Reason within 18 months after a Change in Control, a lump sum payment equal to 2.5 times his then current base salary and 2.5 times the higher of (i) the average of the prior two years’ annual bonus and (ii) the prior year’s bonus; (3) for Ms. Lambert, if terminated Without Cause or for Good Reason within 18 months after Change in Control, a lump sum payment equal to two times her then current base salary and two times the higher of (i) the average of the prior two years’ annual bonus and (ii) the prior year’s bonus; and (4) for Mr. Hirsch, if terminated Without Cause or for Good Reason within 12 months after a Change in Control, a lump sum payment equal to his then current base salary and the higher of (i) the average of the prior two years’ annual bonus and (ii) the prior year’s bonus. The compensation of the Executives is set forth in the Annual Report. Because they will be replacing a majority of the existing members of the Board, the election of all of the Nominees would constitute a Change in Control for purposes of each Executives’ employment agreement. Accordingly, following the election of all of the Nominees, if any of the Executives were terminated by the Company Without Cause, such Executive would be entitled to the benefits set forth above. At this time, neither Great Hill nor the Nominees have any intention to terminate the employment of any of the Executives or alter the conditions of their employment in such a way as to provide any Executive with Good Reason to terminate such Executive’s employment.

Based on information publicly disclosed by the Company, for purposes of the Vitacost.com, Inc. 2006 Stock Award Plan and the Vitacost.com, Inc. 2007 Stock Award Plan (the “Plans”), election of all of the Nominees would constitute a Change in Control (as defined in the Plans). Pursuant to the Plans, following a Change in Control, the Board has discretionary authority to accelerate the vesting, exercisability, lapsing of restrictions or expiration of deferral of any awards granted pursuant to the Plans. At this time, neither Great Hill nor the Nominees believe that it would be appropriate to take any actions under the Plans if all of the Nominees are elected to the Board and, if elected, the Nominees intend to decline to use their discretionary authority to accelerate the awards granted pursuant to the Plans.

CONSENT PROCEDURES

Section 228 of the DGCL states that, unless the certificate of incorporation of a Delaware corporation otherwise provides, any action required to be taken at any annual or special meeting of stockholders of that corporation, or any action that may be taken at any annual or special meeting of those stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Consents must also bear the date of the signature of the stockholder who signs the written consent. Notwithstanding anything in the Bylaws to the contrary (including a Bylaw provision that purports to limit action by written consent), the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), does not prohibit the Company’s stockholders from acting by written consent and, accordingly, the Company’s stockholders may act by written consent.

Section 213(b) of the DGCL provides that the record date for determining the stockholders of a Delaware corporation entitled to consent to corporate action in writing without a meeting, when no prior action by the corporation’s board of directors is required and the board has not fixed a record date, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. The Bylaws provide that if delivery is made to the Company, it is to be made to the Company’s Secretary by hand or by certified or registered mail, return receipt requested, or by national overnight bonded courier, return receipt required.

Article VII, Section 7.4 of the Bylaws provides that the Board may fix a record date, which date may not precede the date upon which the resolution fixing the record date is adopted by the Board and which date may not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If the Board does not fix a record date, the record date for determining the stockholders entitled to consent to a corporate action in writing without a meeting is the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company. Great Hill made a request on [—], 2010 that the Board fix a record date for this consent solicitation. On [—], 2010, the Board fixed [—], 2010 as the Record Date. The filing of this Consent Statement with the SEC, whether in preliminary or definitive form, shall not be deemed to be a request by Great Hill or any other stockholder of the Company for the Board to set a record date for the consent solicitation.

Consents representing a majority of all the shares of Common Stock as of the close of business on the Record Date entitled to be voted at a meeting of stockholders on the Proposals (i.e., a majority of the issued and outstanding shares of Common Stock) are required in order to implement each of the Proposals. According to information furnished to Great Hill by the Company, as of the Record Date, there were [—] shares of Common Stock issued and outstanding. Accordingly, the consent of the holders of at least [—] shares of Common Stock is necessary to adopt the Proposals.

With respect to Proposal 2, a stockholder may consent to the removal of only certain of the four existing directors identified in this Consent Statement by designating the names of one or more directors who are not to be removed on the WHITE consent card. Accordingly, it is possible that some, but not all, of the four existing directors identified in this Consent Statement may be removed pursuant to Proposal 2. It is Great Hill’s intention that if fewer than all four of the existing directors identified in this Consent Statement are removed, then the Nominees who are standing for election to fill the vacancies resulting from the removal of such existing directors be elected in order of the number of consents received by the Nominees, with the Nominee receiving the highest number of consents filling the first available vacancy. If all of the Nominees are not elected, the Nominees that are elected will represent a minority of the Board. In such instance, the Nominees that are elected will not alone be able to cause the Company to take any action. However, such Nominees expect to be able to actively engage other Board members in full discussion of the issues facing the Company and resolve them together. By utilizing their respective experiences and working constructively with Board members, such Nominees believe that they can effect positive change at the Company.

Under Section 228(c) of the DGCL, no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered, written consents signed by the holders of a sufficient number of shares are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders or members are recorded.

If the Proposals are adopted pursuant to the consent procedures, prompt notice will be given pursuant to Section 228(e) of the DGCL and Article III, Section 12(d) of the Bylaws to stockholders who have not executed consents.

Great Hill plans to present the results of any successful solicitation with respect to the Proposals to the Company as soon as possible.

Your consent is important. Please sign, date and return the enclosed WHITE consent card in the postage-paid envelope provided. If you fail to return a WHITE consent card or to instruct your bank, brokerage firm, dealer, trust company or other nominee to submit a WHITE consent card on your behalf, you will effectively be voting AGAINST the Proposals. YOU MUST SIGN AND DATE THE WHITE CONSENT CARD IN ORDER FOR IT TO BE VALID.

GREAT HILL RECOMMENDS THAT YOU CONSENT TO ALL OF THE PROPOSALS.

Revocation of Consents

An executed WHITE consent card may be revoked at any time before the authorized action becomes effective by dating, signing and delivering a written revocation. Revocations may only be made by the record holder that granted such consent. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a signed and subsequently dated consent card will constitute a revocation of any earlier consent. The revocation may be delivered either to Great Hill in care of MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, or such address as the Company may provide. Although a revocation is effective if delivered to the Company, Great Hill requests that you mail or deliver either the originals or copies of all revocations of consents to MacKenzie Partners, Inc. at the address above. This will allow Great Hill to be aware of all revocations and more accurately determine if and when consents to the Proposals have been received from the requisite holders of record of the Record Date.

If your shares are held in “street name” by a bank, brokerage firm or other nominee, only it can execute a revocation of a previously executed consent representing your shares of Common Stock and only on receipt of your specific instructions. Accordingly, if you wish to revoke a previously executed consent, you should contact your bank, brokerage firm, dealer, trust company or other nominee and give instructions to execute a written revocation on your behalf.

Special Instructions

Holders of shares of Common Stock as of the close of business on the Record Date may elect to consent to, withhold consent to or abstain from consenting by marking the “CONSENT,” “DOES NOT CONSENT” or “ABSTAIN” box, as applicable, underneath each Proposal on the accompanying WHITE consent card and signing, dating and returning it in the postage-paid envelope provided.

In addition, stockholders may withhold consent to the removal of any of the four existing directors identified in this Consent Statement or to the election of any Nominee by writing such person’s name in the space relating to the applicable Proposal on the WHITE consent card. Great Hill will not be able to elect any of the Nominees unless stockholders also approve the removal, without cause, of one or more of the existing members of the Board.

If you hold your shares of Common Stock in more than one account, you will receive a WHITE consent card for each account. To ensure that all of your shares are consented, please sign, date and return the WHITE consent card for each account.

If a stockholder has signed, dated and returned a WHITE consent card but has failed to check a box marked “CONSENT,” “DOES NOT CONSENT” or “ABSTAIN” for any of the Proposals, such stockholder will be deemed to have consented to such Proposal or Proposals, except that such stockholder will not be deemed to have consented to the removal of any of the four directors identified in this Consent Statement or the election of any Nominee whose name is written in by such stockholder in the space relating to the applicable Proposal on the WHITE consent card.

Execution and delivery of a WHITE consent card by a record holder of shares of Common Stock will be deemed to be a consent with respect to all shares of Common Stock held by such record holder unless the consent specifies otherwise.

Your consent is important. Please sign, date and return the enclosed WHITE consent card in the postage-paid envelope provided. If you fail to return a WHITE consent card or to instruct your bank, brokerage firm, dealer, trust company or other nominee to submit a WHITE consent card on your behalf, you will effectively be voting AGAINST the Proposals. YOU MUST SIGN AND DATE THE WHITE CONSENT CARD IN ORDER FOR IT TO BE VALID.

Interests of Participants in this Consent Solicitation

This consent solicitation is being conducted by Great Hill. Information in this Consent Statement and in Annex A about certain other persons listed on Annex A who are “participants” in the solicitation of consents by Great Hill was provided by that participant.

Important Notice Regarding the Availability of this Consent Statement

This Consent Statement is available at [—].

Voting Securities

According to publicly available information (including the Charter and the Bylaws), the shares of Common Stock constitute the only class of outstanding voting securities of the Company. Accordingly, only holders of shares of Common Stock are entitled to execute consents. Each share of Common Stock entitles its holder to one vote. There are no cumulative voting rights. According to information furnished to Great Hill by the Company, as of the Record Date, there were [—] shares of Common Stock issued and outstanding. If you are a stockholder of record as of the Record date, you will retain your right to grant a consent in favor of the Proposals even if you sell your shares of Common Stock after the Record Date.

Certain Information Regarding the Company

Based on information publicly disclosed by the Company, the Company’s principal executive office is located at 5400 Broken Sound Boulevard, NW, Suite 500, Boca Raton, FL 33487.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table, which is taken from the Annual Report, sets forth certain information regarding the beneficial ownership of the Common Stock on March 16, 2010, by the following:

•	each of the Company’s directors and executive officers;

•	all of the Company’s directors and executive officers as a group; and

•	each person known by the Company to own more than 5% of the Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 16, 2010 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based upon 27,676,453 shares of Common Stock outstanding as of March 16, 2010.

Except as otherwise indicated and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent Beneficially Owned
Directors and Named Executive Officers:
Ira P. Kerker(2)	508,480	1.8%
Allen S. Josephs, M.D.(3)	2,567,258	9.1%
Richard P. Smith(4)	393,600	1.4%
Sonya L. Lambert(5)	295,200	1.1%
Robert D. Hirsch(6)	100,000	*
Bobby Birender S. Brar	0	*
Mary L. Marbach(7)	180	*
David N. Ilfeld, M.D.(8)	2,733,412	9.9%
Lawrence A. Pabst, M.D.(9)	734,710	2.6%
Robert G. Trapp, M.D.(10)	753,926	2.7%
Stewart Gitler(11)	29,000	*
Eran Ezra(12)	18,000	*
Directors and Executive Officers as a group (12 persons)	8,128,766	27.3%

5% Stockholders:
Group comprised of Great Hill Investors, LLC, Great Hill Equity Partners III, L.P. and Great Hill Equity Partners IV, L.P.(14) One Liberty Square Boston, MA 02109	5,419,697	19.58%

*	Less than 1%
(1)	Except as otherwise indicated, each person may be reached at the Company’s address at Vitacost.com, Inc., 5400 Broken Sound Boulevard, NW, Suite 500, Boca Raton, FL 33487.
(2)	Mr. Kerker holds options to purchase 508,480 shares of Common Stock at the following prices: (i) 33,480 shares at $3.125 per share; (ii) 140,000 shares at $3.75 per share; (iii) 130,000 shares at $7.50 per share; (iv) 200,000 shares at $12.00 per share; and (v) 5,000 shares at $10.35 per share. All options are immediately exercisable or exercisable within 60 days of March 16, 2010 and are included in the table above.
(3)	Dr. Josephs owns 1,477,485 shares of Common Stock through the Josephs Family Limited Partnership, 300,800 shares of Common Stock in the Josephs Grantor Retained Annuity Trust, and 180,000 shares of Common Stock in the A.M. Josephs Family Foundation. He also holds options to purchase 609,000 shares of Common Stock exercisable at the following prices: (i) 270,000 shares at $0.1563 per share; (ii) 102,000 shares at $1.875 per share; (iii) 102,000 shares at $2.50 per share; (iv) 122,000 shares at $3.125 per share; (v) 8,000 shares at $7.50 per share; and (vi) 5,000 shares at $10.35 per share. All options are immediately exercisable or exercisable within 60 days of March 16, 2010 and are included in the table above.
(4)	Mr. Smith holds options to purchase 393,600 shares of Common Stock exercisable at the following prices: (i) 100,000 shares at $3.75 per share; (ii) 20,000 shares at $2.50 per share; (iii) 13,600 shares at $2.03 per share; (iv) 130,000 shares at $7.50 per share; and (v) 130,000 shares at $12.00 per share. All options are immediately exercisable or exercisable within 60 days of March 16, 2010 and are included in the table above.
(5)	Ms. Lambert holds options to purchase 295,200 shares of Common Stock at the following prices: (i) 135,200 shares at $3.75 per share; (ii) 80,000 shares at $7.50 per share; and (iii) 80,000 shares at $12.00 per share. All options are immediately exercisable or exercisable within 60 days of March 16, 2010 and are included in the table above.

(6)	Mr. Hirsch holds options to purchase (i) 80,000 shares of Common Stock exercisable at $7.50 per share; and (ii) 20,000 shares of Common Stock exercisable at $12.00 per share. All options are immediately exercisable or exercisable within 60 days of March 16, 2010 and are included in the table above.
(7)	Ms. Marbach owns 145 shares of Common Stock individually, and 35 shares are owned by her minor child.
(8)	Dr. Ilfeld owns 2,733,412 shares of Common Stock (including 64,000 shares of Common Stock owned by his spouse to which he disclaims beneficial ownership) and holds options to purchase (i) 14,000 additional shares of Common Stock at $7.50 per share; and (ii) 5,000 shares of common stock at $10.35 a share. All options are immediately exercisable.
(9)	Dr. Pabst owns 263,710 shares of Common Stock individually, an additional 280,000 shares through Pabst Company Limited and an additional 120,000 shares through the Trust of Lawrence Pabst 5/15/09. He also holds options to purchase 71,000 shares of Common Stock exercisable at the following prices: (i) 46,000 shares at $0.156 per share; (ii) 2,000 shares at $1.875 per share; (iii) 2,000 shares at $2.50 per share; (iv) 2,000 shares at $3.125 per share; (v) 14,000 shares at $7.50 per share; and (vi) 5,000 shares at $10.35 per share. All options are immediately exercisable.
(10)	Dr. Trapp owns 753,926 shares of Common Stock and holds options to purchase 27,800 shares of Common Stock exercisable at the following prices: (i) 10,000 shares at $0.156 per share; (ii) 800 shares at $1.875 per share; (iii) 800 shares at $2.50 per share; (iv) 800 shares at $3.125 per share; (v) 10,400 shares at $7.50 per share; and (vi) 5,000 shares at $10.35 per share. All options are immediately exercisable.
(11)	Mr. Gitler holds options to purchase (i) 14,000 shares of Common Stock exercisable at $7.50 per share; and (ii) 15,000 shares of Common Stock exercisable at $10.35. All options are immediately exercisable.
(12)	Mr. Ezra holds options to purchase (i) 8,000 shares of Common Stock exercisable at $7.50 per share; and (ii) 10,000 shares of Common Stock exercisable at $10.35. All options are immediately exercisable.
(14)	Christopher S. Gaffney and John G. Hayes have shared voting and dispositive power with respect to all 5,419,697 shares of Common Stock. GHI has reported shared voting and dispositive power with respect to 15,801 of such shares of Common Stock. GHEPIII, Great Hill Partners GP III, L.P. (“GPIII”) and GHP III, LLC (“GHPIII”) have shared voting and dispositive power with respect to 3,545,064 of such shares of Common Stock. GHEPIV, Great Hill Partners GP IV, L.P. (“GPIV”) and GHP IV, LLC (“GHPIV”) have shared voting and dispositive power with respect to 1,858,832 of such shares of Common Stock. Matthew T. Vettel has shared voting and dispositive power with respect to 5,403,896 of such shares of Common Stock. GPIII is the sole general partner of GHEPIII, and the sole general partner of GPIII is GHPIII. The sole general partner of GHEPIV is GPIV, and the sole general partner of GPIV is GHPIV. Messers Gaffney and Hayes are managers of GHI, GHPIII and GHPIV, and Mr. Vettel is a manager of GHPIII and GHPIV. GPIII may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by GHEPIII, and GHPIII may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by GHEPIII and that may be deemed indirectly beneficially owned by GPIII. GPIV may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by GHEPIV, and GHPIV may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by GHEPIV and that may be deemed indirectly beneficially owned by GPIV. Each of Messrs. Gaffney and Hayes may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by GHI, GHPIII and GHPIV, and Mr. Vettel may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by GHPIII and GHPIV. Each of Messrs. Gaffney, Hayes and Vettel, GHI, GHPIII and GHPIV disclaims beneficial ownership of such shares of Common Stock.

SOLICITATION OF CONSENTS

The initial solicitation of consents by mail may be supplemented by telephone, fax, e-mail, newspapers and other publications of general distribution, Internet, other electronic communication and personal solicitation by Great Hill and certain other persons listed on Annex A who are “participants” in the solicitation of consents. No additional compensation for soliciting proxies will be paid to such participants for their consent solicitation efforts.

Great Hill has retained MacKenzie Partners, Inc. (“MacKenzie”) for solicitation and advisory services in connection with the solicitation of consents, for which MacKenzie is to receive a fee of up to $[—]. Up to [—] people may be employed by MacKenzie in connection with the solicitation of consents. Great Hill has also agreed to reimburse MacKenzie for out-of-pocket expenses and to indemnify MacKenzie against certain liabilities and expenses, including reasonable legal fees and related charges. MacKenzie will solicit consents from individuals, banks, brokerage firms, dealers, trust companies, other nominees and other institutional holders. Great Hill’s expenses related to the solicitation of consents are currently estimated to be approximately $[—], of which approximately $[—] has been incurred to date. Such costs include, among other things, expenditures for attorneys, public relations advisors, proxy solicitors, printing, advertising, postage and other miscellaneous expenses and fees. The entire expense of soliciting consents in connection with the Proposals by or on behalf of Great Hill is being borne by Great Hill. Bank, brokerage firms, dealers, trust companies and other nominees will be requested to forward solicitation materials to beneficial owners of shares of Common Stock. Great Hill will reimburse banks, brokerage firms, dealers, trust companies and other nominees for their reasonable expenses for sending solicitation material to beneficial owners.

To the extent legally permissible, Great Hill intends to seek reimbursement from the Company for the costs of this consent solicitation. Great Hill does not currently intend to submit approval of such reimbursement to a vote of stockholders of the Company at a meeting of stockholders unless required by applicable law.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Since becoming a publicly-traded company in 2009, the Company has never held an Annual Meeting of Stockholders. According to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, the Company held its 2009 Annual Meeting of Stockholders on July 31, 2009. Based solely on this information, Great Hill believes that stockholder proposals made outside of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), in connection with the 2010 Annual Meeting must have been received by the Company’s Corporate Secretary by May 2, 2010 and otherwise be in compliance with the Bylaws. These requirements are separate and distinct from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8. To Great Hill’s knowledge, the Company has not announced the deadline for submission of stockholder proposals intended for inclusion in the Company’s proxy statement for the 2010 Annual Meeting pursuant to Rule 14a-8.

FORWARD-LOOKING STATEMENTS

This Consent Statement may contain certain statements that are “forward looking” in nature, and stockholders should be aware that any such forward-looking statements are only predictions and subject to risks and uncertainties that exist in the business environment that could render actual outcomes and results materially different than predicted. In some cases, such forward-looking statements may be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “intends” or “believes” or the negative of such terms or other comparable terminology.

OTHER INFORMATION

The information concerning the Company contained in this Consent Statement has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. As of the date of this Consent Statement, Great Hill has no knowledge that would indicate that statements relating to the Company contained in this Consent Statement in reliance upon publicly available information are inaccurate or incomplete. Great Hill does not take any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

This Consent Statement is dated [—], 2010. You should not assume that the information contained in this Consent Statement is accurate as of any date other than such date, and the mailing of this Consent Statement to stockholders shall not create any implication to the contrary.

YOUR PROMPT ACTION IS IMPORTANT. GREAT HILL URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE TODAY. YOU MUST SIGN AND DATE THE WHITE CONSENT CARD IN ORDER FOR IT TO BE VALID.

[—], 2010

GREAT HILL INVESTORS, LLC

GREAT HILL EQUITY PARTNERS III, L.P.

GREAT HILL EQUITY PARTNERS IV, L.P.

ANNEX A

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, the Nominees and certain other persons are “participants” with respect to Great Hill’s solicitation of consents. The following sets forth certain information about the persons and entities who are participants. Each natural person who is a participant is a citizen of the United States of America.

Certain Information Concerning the Nominees

There are no material legal proceedings in which any of the Nominees or any of their associates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such Nominees or associates have a material interest adverse to the Company or any of its subsidiaries. There are no family relationships among the Nominees or between any of the Nominees and any director or executive officer of the Company.

Except as disclosed in this Consent Statement, none of the Nominees have been involved in any legal proceedings in the preceding ten years described in Item 401(f) of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”). Except as disclosed in this Consent Statement, there are no arrangements or understandings between any of the Nominees and any other party pursuant to which any such Nominee was or is to be selected as a director or nominee. Except as disclosed in this Consent Statement, none of the Nominees nor any of their associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Company, or is subject to any arrangement described in Item 402 of Regulation S-K. As employees of GHP, Messrs. Gaffney and Kumin receive ordinary course compensation and benefits in connection with their employment.

While Chief Executive Officer of IGN, Mr. Jung participated in a “going private” transaction in 2003 pursuant to which IGN was acquired by affiliates of Great Hill, and such affiliates became the majority holder of IGN’s capital stock. Mr. Jung continued as IGN’s Chief Executive Officer following such transaction and, in 2005, received certain of the proceeds from the subsequent sale of IGN to affiliates of News Corporation. Mr. Jung received compensation for his services as Chief Executive Officer while he was employed by IGN.

In May 2006, Web.com acquired WebSource Media, LLC (“WebSource”), and in June 2006, WebSource was placed into receivership in connection with litigation by the Federal Trade Commission over unfair and deceptive trade practices occurring prior to WebSource’s acquisition by Web.com. Web.com served as the court-appointed receiver’s agent pursuant to which, from time to time, it took certain steps to manage WebSource’s business as directed by the receiver. Mr. Stibel served as an executive officer of Web.com and its successor from 2005 to 2009 and had no management role with or control over WebSource prior to its acquisition by Web.com.

The following table sets forth the names and business addresses of the Nominees, as well as the names and principal business addresses of the corporation or other organization in which the principal occupations or employment of the Nominees is carried on. The principal occupations or employment of the Nominees are set forth under the caption “The Proposals—Proposal 3—Election of the Nominees.”

Name	Business Address
Christopher S. Gaffney	c/o Great Hill Partners, LLC One Liberty Square Boston, MA 02109

Mark A. Jung	1275 Santa Cruz Avenue Menlo Park, CA 94025

Michael A. Kumin	c/o Great Hill Partners, LLC One Liberty Square Boston, MA 02109

Jeffrey A. Stibel	c/o The Search Agency 3420 Ocean Park Boulevard, Suite 2020 Santa Monica, CA 90405

Certain Agreements with Certain Nominees

GHEPIV has entered into substantially identical indemnity and nominee letter agreements (the “Nominee Agreements”) with Messrs. Jung and Stibel pursuant to which it has agreed to indemnify such Nominees, to the fullest extent permitted by Delaware and other applicable law, against, and to hold such Nominees harmless from, any and all liabilities, losses, claims, damages, suits, actions, judgments and reasonable costs and expenses actually incurred by such Nominees (including reasonable and documented attorneys’ fees and expenses) (collectively, “Losses”) asserted against, resulting from, imposed upon, or incurred or suffered by such Nominees, directly or indirectly, based upon, arising out of or relating to (i) serving as a nominee of GHEPIV and its affiliates; (ii) being a “participant in a solicitation” (as defined in the rules and regulations under the Exchange Act) in connection with the solicitation of proxies by GHEPIV and its affiliates; and (iii) being otherwise involved in the solicitation of proxies by GHEPIV and its affiliates. However, GHEPIV is not obligated to indemnify such Nominees for (i) any action taken or omission by such Nominees or on such Nominees’ behalf that occurs subsequent to certification of the results relating to the solicitation of proxies by GHEPIV and its affiliates or such earlier time as any such Nominee is no longer a Nominee, or (ii) any actions taken or inactions by such Nominees as a director of the Company, if such Nominees are elected. In addition, GHEPIV is not obligated to indemnify such Nominees to the extent of any Losses that (i) arise out of any materially inaccurate written information supplied by such Nominees or on such Nominees’ behalf for inclusion in any filings made with any federal or state governmental agency, including any materials related to the solicitation of proxies by GHEPIV and its affiliates, or (ii) are found in a final judgment by a court, not subject to further appeal, to have resulted from bad faith or willful misconduct on the part of such Nominees. Finally, GHEPIV has agreed to reimburse such Nominees for their reasonable and documented out-of-pocket expenses (including travel expenses) directly related to their participation in any solicitation of proxies by GHEPIV and its affiliates.

Certain Information Concerning Great Hill

GHI is a Massachusetts limited liability company. GHEPIII and GHEPIV are Delaware limited partnerships. The principal address of each of GHI, GHEPIII and GHEPIV is c/o Great Hill Partners, LLC, One Liberty Square, Boston, MA 02109.

Information Regarding Ownership of Common Stock by Participants

The beneficial ownership of shares of Common Stock by Great Hill is set forth under the caption “Security Ownership of Certain Beneficial Owners and Management.” The Nominees have beneficial ownership of shares of Common Stock as set forth in the table below. No associates of the Nominees beneficially own any shares of Common Stock. None of the participants or any of their associates owns any Shares of record that such person or entity does not own beneficially.

Name	Number of Shares of Common Stock
Christopher S. Gaffney	—	(1)
Mark A. Jung	—
Michael A. Kumin	20,630
Jeffrey M. Stibel	—

(1)	Mr. Gaffney may be deemed to indirectly beneficially own the shares of Common Stock owned by Great Hill. Mr. Gaffney disclaims such beneficial ownership.

Transactions in the Company’s Securities by the Participants

During the past two years, the participants purchased or sold the following securities of the Company. Except as disclosed in this Consent Statement, none of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Transactions by Great Hill

On March 23, 2010, Great Hill acquired beneficial ownership of an aggregate 5,419,697 shares of Common Stock for an aggregate purchase price of $60,971,591.25 in three separate privately negotiated transactions, as described below:

•

Pursuant to a Stock Purchase Agreement, dated March 23, 2010, by and among Great Hill and Wayne Gorsek, Great Hill acquired an aggregate of 4,787,788 shares of Common Stock for a purchase price of $11.25 per share, or $53,862,615 in the aggregate;

•

Pursuant to a Stock Purchase Agreement, dated March 23, 2010, by and among Great Hill and Swan Lake Investments, LLC (“Swan Lake”), Great Hill acquired an aggregate of 302,819 shares of Common Stock for a purchase price of $11.25 per share, or $3,406,713.75 in the aggregate; and

•

Pursuant to a Stock Purchase Agreement, dated March 23, 2010, by and among Great Hill and Salvatore and Anna Caro, Great Hill acquired an aggregate of 329,090 shares of Common Stock for a purchase price of $11.25 per share, or $3,702,262.50 in the aggregate.

The foregoing agreements are referred to as the “Stock Purchase Agreements,” and Mr. Gorsek, Swan Lake and Mr. and Mrs. Caro are referred to collectively as the “Selling Shareholders.” Pursuant to the Stock Purchase Agreements, each of the Selling Shareholders made certain customary representations regarding their ownership of the shares of Common Stock purchased by Great Hill and other matters relating to the private resale transaction. The Selling Shareholders also agreed to certain limitations with respect to future purchases of Common Stock in excess of 1.0% of the outstanding Common Stock and related standstill restrictions with respect to proxy solicitation and efforts to form a “group” for purposes of Section 13(d) of the Exchange Act, and agreed to the release of certain claims.

The $177,755.58 used by GHI in connection with the acquisition of shares of Common Stock was initially obtained pursuant to a borrowing under a line of credit. Members of GHI have subsequently contributed $88,303.28 to GHI, all of which was applied to the line of credit. As of the date hereof, $89,452.40 remains outstanding under the line of credit, which amount will be repaid from the sale proceeds of investments held by GHI (other than the investment in the Company).

In connection with the Stock Purchase Agreement, Great Hill entered into escrow agreements, each dated March 23, 2010, with each Selling Shareholder and BNY Mellon, National Association.

Transactions by the Other Participants

Transactions in the Common Stock by Michael A. Kumin:

Date of Transaction	Nature of Transaction	Number of Shares of Common Stock
10/2/2009	Open Market Purchase	2,230
10/2/2009	Open Market Purchase	100
10/2/2009	Open Market Purchase	100
10/2/2009	Open Market Purchase	200
10/5/2009	Open Market Purchase(1)	76
10/5/2009	Open Market Purchase(1)	100
10/5/2009	Open Market Purchase(1)	1,824
11/5/2009	Open Market Purchase	500
11/5/2009	Open Market Purchase	7,100
11/9/2009	Open Market Purchase	2,400
11/11/2009	Open Market Purchase	5,000
11/13/2009	Open Market Purchase(1)	1,000

(1)	By self-directed profit sharing plan.

Miscellaneous Information Concerning the Participants

Except as described in this Annex A or in this Consent Statement, neither any participant nor any of his respective associates or affiliates (together, the “Participant Affiliates”), is either a party to any transaction or series of transactions since January 1, 2009, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or this Consent Statement, no participant or Participant Affiliate (i) directly or indirectly beneficially owns any securities of the Company or any securities of any subsidiary of the Company, or (ii) has had any relationship with the Company in any capacity other than as a stockholder.

Except as described in this Annex A or in this Consent Statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by the Company or any of its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Annex A or in this Consent Statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate since January 1, 2009 with any person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, consents or authorizations.

Each of Great Hill and the Nominees may be deemed to have an interest in the election of the Nominees directly or indirectly through the record or beneficial ownership of shares of Common Stock or the Nominee Agreements.

Except as described in this Annex A or in this Consent Statement, there are no arrangements, agreements or understandings between or among the participants or between or among participants and any other persons or entities in connection with the election of the Nominees, and none of the participants will receive additional compensation in connection with the election of the Nominees. The Nominees may be deemed to have an interest in their election to the Board by virtue of the compensation and indemnification that they will, or will be entitled, to receive from the Company if elected as directors.

Each limited partner of GHEPIII has the right to receive dividends from, or proceeds from the sale of, investments by GHEPIII, including the shares of Common Stock held by GHEPIII, in accordance with their limited partnership interests in GHEPIII and subject to the terms and conditions of GHEPIII’s limited partnership agreement. Each limited partner of GHEPIV has the right to receive dividends from, or proceeds from the sale of, investments by GHEPIV, including the shares of Common Stock held by GHEPIV, in accordance with their limited partnership interests in GHEPIV and subject to the terms and conditions of GHEPIV’s limited partnership agreement. Each limited partner of GPIII has the right to receive dividends from, or proceeds from the sale of, investments by GPIII, including the shares of Common Stock held by GHEPIII, in accordance with their limited partnership interests in GPIII and subject to the terms and conditions of GPIII’s limited partnership agreement. Each limited partner of GPIV has the right to receive dividends from, or proceeds from the sale of, investments by GPIV, including the shares of Common Stock held by GHEPIV, in accordance with their limited partnership interests in GPIV and subject to the terms and conditions of GPIV’s limited partnership agreement. Each member of GHI that has the right to participate in the investment in the Company has the right to receive dividends from, or proceeds from the sale of, investments by GHI, including the shares of Common Stock held by GHI, in accordance with their membership interests in GHI and subject to the terms and conditions of GHI’s limited liability company agreement. Messrs. Gaffney and Kumin are members of GHI but, as the date hereof, are not participating in the investment in the Company. Mr. Jung is a limited partner of GHEPIII and may be deemed to have an interest in the election of the Nominees by virtue of such investment. Mr. Jung’s investment in GHEPIII represents less than 1% of the total size of the investment fund.

For additional information or assistance, or if you have any questions, please contact MacKenzie Partners, Inc., the firm assisting Great Hill in the solicitation of consents:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Phone: 800-322-2885

PRELIMINARY FORM OF CONSENT CARD—SUBJECT TO COMPLETION

FORM OF CONSENT CARD—WHITE

THIS CONSENT IS SOLICITED BY

GREAT HILL INVESTORS, LLC

GREAT HILL EQUITY PARTNERS III, L.P.

and

GREAT HILL EQUITY PARTNERS IV, L.P.

(collectively, “Great Hill”)

AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF VITACOST.COM, INC.

Unless otherwise indicated below, the undersigned hereby consents pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, as amended, with respect to all shares of common stock, par value $0.00001 per share, of Vitacost.com, Inc., a Delaware corporation (the “Company”), held by the undersigned as of [—], 2010, the record date for determining shares entitled to consent, to the taking of the following actions without a meeting of the Company’s stockholders:

IF NO BOX IS MARKED FOR ANY PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY CURRENT DIRECTOR OR TO THE ELECTION OF ANY NOMINEE WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED RELATING TO THE APPLICABLE PROPOSAL. GREAT HILL RECOMMENDS THAT YOU CONSENT TO ALL PROPOSALS.

The validity of this consent is governed by Delaware law. This consent does not revoke any prior powers of attorney except for prior consents given in connection with this consent solicitation.

Proposal 2 and Proposal 3 are subject to, and conditioned upon, the adoption of Proposal 1. If Proposal 1, which will amend the Bylaws to allow stockholders to fill any vacancies, however caused, on the Board of Directors of the Company (the “Board”), is not approved, stockholders will be unable to fill any vacancies on the Board regardless of the outcome of the consent solicitation related to Proposal 2 or Proposal 3. Although neither Proposal 2 nor Proposal 3 are subject to, or conditioned upon, the adoption of the other, if none of the existing members of the Board are removed pursuant to Proposal 2, there will be no vacancies to fill and none of Great Hill’s nominees can be elected pursuant to Proposal 3. Accordingly, Great Hill will not be seeking to elect its nominees pursuant to Proposal 3 unless the stockholders also approve the removal, without cause, of one or more of existing members of the Board.

GREAT HILL RECOMMENDS THAT YOU CONSENT TO ALL OF THE PROPOSALS BELOW.

1.	Amend Article IV, Section 4.3 of the Amended and Restated Bylaws of the Company in order to allow the stockholders to fill any vacancies, however caused, on the Board.

☐ CONSENT	☐ DOES NOT CONSENT	☐ ABSTAIN

2.	Remove, without cause, the following four members of the Board (and any person or persons, other than those elected by this consent solicitation, elected, appointed or designated by the Board to fill any vacancy or newly created directorship on or after May 11, 2010 and prior to the time that any of the actions proposed to be taken by this consent solicitation become effective): Eran Ezra, Stewart L. Gitler, David N. Ilfeld, M.D. and Lawrence A. Pabst, M.D.

☐ CONSENT	☐ DOES NOT CONSENT	☐ ABSTAIN

INSTRUCTION: IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL 2 BUT NOT ALL OF THEM, MARK THE “CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH PERSON YOU DO NOT WISH REMOVED IN THE SPACE PROVIDED BELOW.

3.	Elect Christopher S. Gaffney, Mark A. Jung, Michael A. Kumin and Jeffrey M. Stibel to serve as directors of the Company until the next annual meeting of stockholders and until their successors are duly elected and qualified.

☐ CONSENT	☐ DOES NOT CONSENT	☐ ABSTAIN

INSTRUCTION: IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL 3, MARK THE “CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH PERSON YOU DO NOT WISH ELECTED IN THE SPACE PROVIDED BELOW.

IN THE ABSENCE OF CONTRARY INSTRUCTIONS, OR IF NO INSTRUCTIONS ARE GIVEN, THE UNDERSIGNED HEREBY CONSENTS TO EACH PROPOSAL LISTED ABOVE.

IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.

Dated: , 2010

Printed Name of Stockholder

Signature of Stockholder (title, if any)

Signature of Stockholder (if held jointly)

Please sign exactly as your name or names appear on the stock certificate or on the attached label. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE PROMPTLY SIGN, DATE AND RETURN THIS WHITE CONSENT CARD

IN THE POSTAGE-PAID ENVELOPE PROVIDED.